Exhibit (d) (9)

                              D&B HOLDINGS I, INC.
                            D&B ACQUISITION SUB, INC.
                         c/o Gibson, Dunn & Crutcher LLP
                                 200 Park Avenue
                            New York, New York 10166

                                    October 28, 2002


Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas 75220
Attention: Dave Corriveau

     Dear Sir or Madam:

     Reference is made to that certain Agreement and Plan of Merger (the "Agreement"), dated as of May 30, 2002, between D&B Holdings I, Inc., a Delaware corporation ("Parent"), D&B Acquisition Sub, Inc., a Missouri corporation ("Purchaser"), and Dave & Buster's Inc., a Missouri corporation (the "Company"), as such Agreement shall have been amended from time to time.

     Pursuant to Section 8.1(a) of the Agreement, Parent, Purchaser and the Company hereby terminate the Agreement effective as of October 24, 2002.

     Please countersign this letter in the space provided below to indicate your approval of the foregoing. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                    Very truly yours,


                                    D&B HOLDINGS I, INC.
                                    D&B ACQUISITION SUB, INC.


                                    By: /s/Simon Moore
                                        -----------------------------------
                                        Name:  Simon Moore
                                        Title: President


Accepted and agreed:

DAVE & BUSTER'S, INC.


By: /s/ David O. Corriveau
    ----------------------------------
    Name:  David O. Corriveau
    Title: President